Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

NOVADEL PHARMA INC.

Pursuant to Sections 141 and 242

of the

Delaware General Corporation Law

NovaDel Pharma Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”);

DOES HEREBY CERTIFY THAT:

FIRST: The name of the corporation (hereinafter, the “Corporation”) is NovaDel Pharma Inc.

SECOND: The Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on June 7, 2004 (as amended, the “Charter”).

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL adopted resolutions dated March 23, 2011 to amend Article FOUR, Section 4.1 of the Charter to read in its entirety as follows:

“4.1 Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is seven hundred fifty one million (751,000,000) shares, which are to be divided into two classes as follows: (i) seven hundred fifty million (750,000,000) shares of Common Stock, par value $.001 per share; and (ii) one million (1,000,000) shares of Preferred Stock, par value $.001 per share.”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been duly executed by the undersigned officer of the Corporation this 28th day of June, 2011.

NOVADEL PHARMA INC.

By:	/s/ Steven B. Ratoff

Name:	Steven B. Ratoff
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION